Exhibit 10.18

Description of Employment Arrangement between Overhill Farms, Inc. and Richard A. Horvath

Mr. Horvath receives an annual base salary of $142,686 and an automobile allowance of $600 per month.  The board of directors determines Mr. Horvath’s discretionary bonus based on performance and his contributions to Overhill Farms’ success.